              Exhibit 99.1

Supernus to Present at the Jefferies Virtual Health Care Conference

ROCKVILLE, Md., May 27, 2020 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced that the Company's management will present an overview and update, as well as host investor meetings, at the Jefferies Virtual Healthcare Conference on Tuesday, June 2, 2020 at 4:00 p.m. ET.

Investors interested in arranging a virtual meeting with the Company's management during this conference should contact the conference coordinator.

A live webcast of the presentation can be accessed by visiting Events & Presentations in the Investor Relations section on the Company's website at www.supernus.com. An archived replay of this webcast will be available for 60 days on the Company's website after the conference.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-812 for the treatment of ADHD, SPN-820 (NV-5138) for treatment-resistant depression, and SPN-817 for the treatment of epilepsy.

CONTACTS:
Jack A. Khattar, President and CEO
Gregory S. Patrick, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke, an ICR Company
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com